Exhibit 23.3.1
[CAWLEY, GILLESPIE & ASSOCIATES, INC. LETTERHEAD]
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     The undersigned hereby consents to the use of its name in the form and context in which it appears, and to the use of information contained in our report setting forth the estimates of revenues from Whiting Petroleum Corporation’s oil and gas reserves as of December 31, 2008, which are included in the prospectus supplements which form a part of Whiting Petroleum Corporation’s Registration Statement on Form S-3 (Nos. 333-133889).
Very truly yours,
Cawley, Gillespie & Associates, Inc.
/s/ Robert D. Ravnaas, P.E.
Robert D. Ravnaas, P.E.
Executive Vice President
January 26, 2009
Fort Worth, Texas